Exhibit 99.1

NEWMONT ANNOUNCES SIMON THOMPSON ELECTED TO NEWMONT’S BOARD OF DIRECTORS

DENVER, October 22, 2008—Newmont Mining Corporation (NYSE:NEM) today announced Simon Thompson was elected to Newmont’s Board of Directors, effective October 21, 2008.

Simon Thompson’s career includes having served as Executive Director of Anglo American, as well as Chairman of the company’s Base Metals and Exploration Divisions and the Tarmac Group. He also served as President of Minorco Brazil. Mr. Thompson has significant mining and finance experience in over 30 countries, and his background also includes executive positions with investment banks S.G. Warburg & Co. and N M Rothschild & Sons.

Mr. Thompson brings a wealth of board-related experience serving on the boards of various global companies including Sandvik (Sweden) and UC Rusal (Russia). He was also a non-executive director of AngloGold Ashanti (South Africa) from 2004-2008.

“Mr. Thompson’s diverse and global experience will be a great asset to Newmont’s Board of Directors,” said Vincent Calarco, Chairman of the Board.

“I look forward to benefiting from Mr. Thompson’s broad mining experience as we work to create value and opportunity for our shareholders, employees and host communities,” said Richard O’Brien, President and Chief Executive Officer.

About Newmont

Founded in 1921 and publicly traded since 1925, Newmont (www.Newmont.com) is one of the largest gold companies in the world. Headquartered in Denver, Colorado, the company has approximately 34,000 employees and contractors, with the majority working at Newmont’s core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

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Investor Contact

John Seaberg	303-837-5743	john.seaberg@newmont.com

Media Contact

Omar Jabara	303-837-5114	omar.jabara@newmont.com